Exhibit 99.1

     Right Time, Right Place, Right Trend!

PRESS RELEASE

U.S. GOLD RECEIVES ESCROWED FUNDS

For Immediate Release

Denver, Colorado (August 8, 2006) - U.S. Gold Corporation (OTC BB: USGL) is pleased to announce that the Release Conditions associated with the Company’s financing which was completed on February 22, 2006 have all been satisfied or waived, which has allowed the remaining $37,575,000 plus accrued interest that was held in escrow to be released. Of that amount, U.S. Gold received $35,665,596 net of commissions.  The Company will be filing a registration statement with the United States Securities and Exchange Commission shortly in relation to the securities sold pursuant to the February 22, 2006 financing.

The proceeds from the escrow will be used for the ongoing exploration of the Tonkin Springs gold project in Nevada, where U.S. Gold plans to spend $30.0 million over the next two years, and for general corporate and working capital purposes.

The information contained herein does not constitute an offer of any securities for sale.

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and those set forth in the registrations statements referenced above, under the caption “Risk Factors.” Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise

For further information contact:

William F. Pass Vice President and Chief Financial Officer Tel:(303) 238-1438	Ian Ball Investor Relations Tel:(647) 258-0395 Toll Free:(866) 441-0690

Fax:(303) 238-1724 bill@usgold.com 2201 Kipling Street, Suite 100 Lakewood, Colorado 80215	Fax:(647) 258-0408 info@usgold.com 99 George Street, 3rd Floor Toronto, Ontario M5A 2N4